                                                                      Exhibit 12


                       MONSANTO COMPANY AND SUBSIDIARIES
                       ---------------------------------
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)


                                                    Year Ended December 31,
                                             -------------------------------------
                                              1997    1996    1995    1994    1993
                                             ------  ------  ------  ------  -----
Income from continuing operations before
 provision for income taxes................  $ 366*  $ 553*  $ 645*  $ 636*  $ 427*
   Add
   Fixed charges...........................    236     172     178     140     141
      Less capitalized interest............    (14)     (9)     (5)     (4)     (7)
      Dividends from affiliated
       companies...........................      4       6       3       2       5
   Less equity income (add equity loss)
    of affiliated companies................    (20)     42      (3)     (4)    (20)
                                             -----   -----   -----   -----   -----
          Income as adjusted...............  $ 572   $ 764   $ 818   $ 770   $ 546
                                             =====   =====   =====   =====   =====
Fixed Charges
   Interest expense........................  $ 170   $ 119   $ 132   $ 100   $ 101
      Capitalized interest.................     14       9       5       4       7
      Portion of rents representative of
       interest factor.....................     52      44      41      36      33
                                             -----   -----   -----   -----   -----
           Fixed charges...................  $ 236   $ 172   $ 178   $ 140   $ 141
                                             =====   =====   =====   =====   =====
Ratio of earnings to fixed charges.........   2.42    4.44    4.60    5.50    3.87
                                             =====   =====   =====   =====   =====

______________
* Includes charges for acquired in-process research and development of $684 million in 1997, and charges for restructuring and other unusual items of $376 million in 1996 and $90 million in 1995. Excluding these unusual items, the ratio of earnings to fixed charges would have been 5.32, 6.60 and 5.10 in 1997, 1996 and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993.